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                                                                       Exhibit 5

                       Swarovski International Holding AG
                            General-Wille-Strasse 88
                               CH-8706 Feldmeilen
                                   Switzerland

                                           August 31, 1995

Zale Corporation
901 West Walnut Hill Lane
Irving, Texas  75038-1003

Gentlemen:

                  Reference is made to that certain Warrant Certificate, No. 1 issued by Zale Corporation ("Zale") to Swarovski International Holding AG ("SIH"), or registered assigns, representing 1,852,884 Warrants to Purchase Common Stock, Series B (the "Series B Warrants"). Reference is further made to that certain Warrant Agreement, dated September 9, 1993, among Zale, SIH and Zale, as Warrant Agent (the "Warrant Agreement"), pursuant to which the Series B Warrants were issued and delivered and setting forth certain provisions with respect thereto.

                  The purpose of this letter agreement is to set forth the terms and conditions upon which Zale has agreed to redeem the Series B Warrants and acquire all of SIH's right, title and interest under or with respect to the Series B Warrants and the Warrant Agreement (the "SIH Rights").

                  SIH and Zale hereby agree as follows:

                  1. On the terms and subject to the conditions hereinafter set forth, simultaneously with the execution hereof, the Series B Warrants shall be redeemed by Zale and SIH shall assign, transfer, convey and deliver to Zale, and Zale shall acquire and accept, the Series B Warrants and the SIH Rights, all free and clear of all liens, pledges and encumbrances ("Liens").

                  2. Zale shall pay to SIH, in consideration of the redemption and assignment referred to in paragraph 1 above, the sum of $9,264,420, payable by wire transfer of immediately available funds to the account of SIH set forth on Exhibit A annexed hereto and in accordance with the wire transfer instructions set forth therein. At the time of such wire transfer, SIH shall deliver to Zale the originally executed Warrant Certificate No. 1 evidencing the Series B Warrants, accompanied by an assignment instrument in form and substance reasonably satisfactory to Zale, as well as a separate instrument, in form and substance reasonably satisfactory to Zale,


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assigning to Zale the SIH Rights, each such assignment to be free and clear of all Liens and to be effective as of the payment to SIH of the amount set forth above. The wire transfer and delivery of the Series B Warrants and Assignment shall occur no later than 5:00 P.M. (CST) Thursday, August 31, 1995. As a result of such redemption, the Series B Warrants shall be cancelled and shall no longer be outstanding.

                  3. SIH hereby agrees that from time to time and at the request of Zale, and without further consideration, it will duly execute, acknowledge, deliver and perform all such further acts, assignments, transfers, conveyances and assurances as may be reasonably required to convey to and vest in Zale good title to the Series B Warrants and the SIH Rights.

                  4. SIH hereby represents and warrants to Zale as follows: (a) it owns all right, title and interest in and to the Series B Warrants and the SIH Rights, free and clear of all Liens; (b)it has not exercised any of the Series B Warrants; (c) the execution, delivery and performance by SIH of this Letter Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SIH and do not and will not violate any law binding on SIH or conflict with or result in the breach of, or constitute a default under, the certificate of incorporation or by-laws of SIH or, to its knowledge, any agreement or instrument to which it is a party or by which it is bound, or result in or require the creation of any Lien on any of its properties; (d) this Letter Agreement has been duly executed and delivered by SIH, and constitutes the legal, valid and binding obligation of SIH, enforceable against it in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally and by general principles of equity; and (e) it has received and reviewed all necessary disclosure materials and has been afforded the opportunity to ask such questions of representatives of Zale, and has received answers thereto, as it deemed necessary in connection with its decision to sell the series B Warrants.

                  5. Zale hereby represents and warrants to SIH as follows: (a) the execution, delivery and performance by Zale of this Letter Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Zale and do not and will not violate any law binding on Zale or conflict with or result in the breach of, or constitute a default under, the certificate of incorporation or by-laws of Zale or, to its knowledge, any agreement or instrument to which it is a party or by which it is bound, or result in or require the creation of any Lien on any of its properties; and (b) this Letter Agreement has been duly executed and delivered by Zale, and constitutes the legal, valid and binding obligation of Zale, enforceable against it

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in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally and by general principles of equity.

                  6. This Letter Agreement contains the entire understanding between the parties hereto concerning the subject matter hereof and may not be changed, modified or altered, except by an agreement in writing, executed by the parties hereto.

                  7. This Letter agreement shall be construed in accordance with the internal laws of the State of Texas without regard to principles of conflicts of law.

                  8. All notices required or permitted to be given under this Letter Agreement shall be in writing and shall be given to the person entitled thereto, by hand, by telecopier, or by certified or registered mail, return receipt requested, sent, transmitted or posted to the address for that person specified in writing by a notice given in accordance with the provisions thereof:

                  If to SIH to it at:

                  Swarovski International Holding AG
                  General-Wille-Strasse 88
                  CH-8706 Feldmeilen
                  Switzerland
                  Attention:  Heinz Molan

                  With a copy to:

                  Rubin Baum Levin Constant & Friedman
                  30 Rockefeller Plaza - 29th Floor
                  New York, New York 10112
                  Attention:  Ronald Greenberg, Esq.

                  It to Zale to it at:

                  Zale Corporation
                  901 West Walnut Hill Lane
                  Irving, Texas  75038-1003
                  Attention:  General Counsel

                  9. In case any provision of this Letter Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such

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provision in every other respect and the remaining provisions shall not in anyway be affected or impaired thereby.

                  10. This Letter Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which together shall constitute one of the same instrument.

                                   Very truly yours,

                                   SWAROVSKI INTERNATIONAL HOLDING AG

                                   By:  /s/Gernot Langes-Swarovski
                                        -----------------------------


                                   By:  /s/Heinz Molan
                                        -----------------------------


Agreed as of the date first
above written:

ZALE CORPORATION


By: /s/Merrill Wertheimer
    -----------------------


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